As filed with the U.S. Securities and Exchange Commission on April 6, 2007
Registration No.  333-140918

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SB-2
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN ENERGY HOLDING CORP.
(Name of small business issuer in its charter)

Nevada	2860	52-2404983-
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

9600 East Arapahoe Road
Suite 260
Englewood, Colorado 80112
(303) 790-8503
(Address and telephone number of principal executive offices)

Dennis C. Murphy
Chief Executive Officer and President
GREEN ENERGY HOLDING CORP.
9600 East Arapahoe Road
Suite 260
Englewood, Colorado 80112
(303) 790-8503
(Name, address and telephone number of agent for service)

Copy to:

With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650

 Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	229,200 shares	$0.51(2)	$116,892

Total	229,200 shares		$116,892	$30(4)

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(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the registrant’s  reported in the Pink Sheets on February 21, 2007.

(3)	Calculated pursuant to Rule 457(g).

(4)	Minimum filing fee paid upon the filing of the Registration Statement on Form SB-2.

___________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY , 2007

GREEN ENERGY HOLDING CORP.

229,200 Shares of Common Stock

_________________

    This prospectus relates to the resale of up to 229,200 shares of the common stock of GREEN ENERGY HOLDING CORP. by certain stockholders.

    These shares of common stock may be sold by the selling stockholders by the methods described in the section of this prospectus titled “Plan of Distribution”.

    We will not receive proceeds from the resale of shares by the selling stockholders.

    Our common stock is listed in the Pink Sheets under the symbol “GEYC.” The last sale price reported on the Pink Sheets for our common stock on April 2 , 2007 was $0.35. The selling shareholders will sell at a fixed price of $0.35 or a range per share of $0.35 to $0.66 until the shares are quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices.
    An investment in our common stock involves a high degree of risk. Please carefully review the section of this prospectus titled “Risk Factors” beginning on page 7 before investing in our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2007

    We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. When considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.

SUMMARY

    This summary does not contain all of the information you should consider before investing in our common stock. Before deciding to invest in our common stock, you should carefully read this entire prospectus, especially the section titled “Risk Factors” and our financial statements and the related notes.

Our History

    GREEN ENERGY CORP., a corporation organized under the laws of the State of Colorado and referred to in this prospectus as “Old Green Energy”, commenced operations in 2003 as a marketer of a specific gasification technology for commercial applications to produce fuels and chemicals.

    On November 20, 2003, Old Green Energy filed with the Colorado Division of Securities (the "Division"), Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of up to 1,800,000 Common Shares of the Company. The Registration was declared effective by the Division on January 21, 2004. The offering was closed on June 29, 2004. Old Green Energy raised $263,850 and sold a total of 527,700 shares in the offering.

     In December, 2006, Old Green Energy structured a transaction, which is commonly referred to as a “change of domicile.” In connection with this transaction, a new corporation was formed under the laws of the State of Nevada with the name GREEN ENERGY HOLDING CORP. (the “Company”). Thereafter, Old Green Energy merged into the Company, which became the surviving corporation. The stockholders of the Company. received the same number of shares they previously held in Old Green Energy. The Company succeeded to the business of Old Green Energy as its sole line of business.

Our Business

    We are a marketer of a specific gasification technology for commercial applications to produce fuels and chemicals. Old Green Energy was formed in October, 2003 to capitalize on the growing market for alternative fuels and its co-products. Old Green Energy was a biotechnology-driven company with the primary goal of becoming a leader in the waste-to-alternative fuels industry. Old Green Energy acquired a non-exclusive license to a specific technology for the conversion of biomass to synthesis gas (“syngas”). The technology includes the ability to produce a consistent, high-quality syngas product that can be used for energy production or as a building block for other chemical manufacturing processes.

    Gasification is a technology that has been widely used in commercial applications for more than fifty years in the production of fuels and chemicals. The Company believes that current trends in the chemical manufacturing and petroleum refinery industries indicate that use of gasification facilities to produce synthesis gas will continue to increase. In addition, The Company believes that gasification will begin to take a very significant role in the disposal of waste materials.

    The gasification process converts any carbon-containing material into a synthesis gas composed primarily of carbon monoxide, hydrogen and methane, which can be used as a fuel to generate electricity when combined with a steam engine or generator unit or used as a basic chemical building block for a large number of applications in the automotive fuels, petrochemical and refining industries. Steam reforming gasification is a form of thermal decomposition in an environment with limited or no oxygen. The concept is that material is indirectly heated to very high temperatures, for example, 800degrees C, at which point organic material decomposes into gases, “Syngas”, such as H2, CO, CO2, CH4, and ash that may contain useful minerals. The product gas is separated from the mineral ash using cyclones and gas cleaners. The product gas has a combustion value similar to low grade natural gas and can be used to fuel a generator or micro-turbine for the production of electricity. A benefit of this process is that any bio-active compound, such as dioxins, furans, or viruses, will be destroyed. The other process is to catalytically recombine these gases to produce products such as methanol or ethanol. This is achieved by compressing the gases and injecting them at high temperature into a matrix of molybdenum sulfide for the production of methanol into iron silicon dioxide for the production of ethanol. The fuels that are produced can be stored and transported. Gasification adds value to low or negative-value feedstock by converting them to marketable gases, fuels and chemical products. If the syngas is to be used to produce electricity, it is typically used as a fuel in reciprocating engine generator sets. Waste heat from the engine or the syn-gas can also be used to fire a boiler to create steam to drive a turbine. Because the Company believes this technology can create a lower carbon dioxide content and a higher BTU value than existing gasification technologies, the Company expects that the technology will have an advantage over competitors.

    The technology will have the ability to treat a wide variety of gaseous, liquid, and solid feedstock. Gasification customarily adds value to low or negative-value feedstock by converting them to marketable fuels and products. Conventional fuels such as coal and oil, as well as low or negative value materials and waste such as petroleum coke, heavy refinery residuals, secondary oil-bearing refinery materials, municipal sewage sludge, hydrocarbon contaminated soils, and chlorinated hydrocarbon byproducts have all been used in gasification operations. The syngas can also be processed using commercially available technologies to produce a wide range of products, such as fuels, chemicals, fertilizer or industrial gases.

    The technology as been field tested and demonstrated to work outside the laboratory. Bio Conversion Technologies (BCT), who has licensed the technology to the Company, conducted the tests. The relationship between the parties is strictly a licensee-licensor relationship. Neither is an affiliate of the other. The Company has obtained a non-exclusive license from BCT to use the technology for the Company’s internal business purposes, including, but not limited to, developing, building and operating projects, as well as entering into sublicenses to do these activities. The Company has the right to identify, install, and operate gasification and commercial production installations in the Rocky Mountain States, which include Montana, Utah, Wyoming, Colorado, and New Mexico.

    BCT completed its first 15-ton per day bio-conversion plant. This plant is specially designed to process wood chips, sawdust and other tree remains. Secondly, BCT has also completed a 5-ton per day demonstration unit which is used as a test unit for a variety of feedstocks. This test unit is located in the Denver metropolitan area and is expected to remain there indefinitely. Additionally, in early 2003, BCT built and shipped to North Carolina State University a one-ton per day unit for treating pig waste. BCT’s test and demonstration system in Denver can be utilized by the Company to demonstrate the use of feedstock for conversion to electric power and or Syngas. The Company plans to utilize consulting services of BCT for the purpose of analyzing projects and additional uses of the system. BCT will work with the Company on a non-exclusive and project by project basis to insure that qualified sources for product design, engineering, construction and maintenance services are available for the Company’s projects.

    The Company has not carried, and has no plans to carry, no substantial inventories or accounts receivable. At the present time, other than the financing from construction and permanent financing for specific gasification projects, the Company has no plans to raise any additional funds within the next twelve months. Any working capital will be expected to be generated from internal operations. However, the Company reserves the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. No independent market surveys have ever been conducted to determine demand for the Company's products and services. Therefore, there can be no assur-ance that any of its objectives will be achieved.

    Our growth strategy encompasses a multi-pronged approach which is geared at ultimately developing production levels and lowering production costs, thereby driving profitability. This approach is summarized as follows:

•	Develop production capacity using our licensed technology;
•	Acquire dormant industrial facilities with adaptable infrastructure for conversion to alternative energy production;
•	Adopt a flexible feedstock approach to plant development enabling use of various feedstocks, where applicable;
•
Employ a sector strategy to expansion by focusing on the forests products industry, a prolific provider of biomass waste streams and an area where we believe we have significant technological advantages; and

•	Manufacture and market products for use with fuels other than syngas, such as a biodiesel and to produce and sell these products in certain U.S. territories.

Risks Affecting Us

    We are subject to a number of risks that you should be aware of before you decide to purchase our common stock. Please see “Risk Factors” beginning on page and other information included in this prospectus for a discussion of factors you should consider before investing in shares of our common stock.

Corporate Information

    Our corporate headquarters are located at 9600 East Arapahoe Road, Suite 260, Englewood, Colorado 80112, and our telephone number is (303) 790-8503. We do not currently have a website.

Industry And Market Data

    We obtained the industry, market and competitive position data used throughout this prospectus from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. In particular, we have based much of our discussion of the syngas industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association, or RFA, the national trade association for the U.S. syngas industry, and the American Coalition for Syngas, or ACE, a national trade association for the syngas industry. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because the RFA and ACR are trade organizations for the syngas industry, they may present information in a manner that is more favorable to that industry than would be presented by an independent source. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

 The Offering

Number of presently outstanding shares being offered by this prospectus	229,200 shares (1)
Common stock outstanding	5,641,041 shares (2)
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock presently outstanding that are being offered hereunder.
 ___________

(1)	Consists of shares of common stock issued to investors in a private placement in June, 2006.

(2)	Shares of common stock outstanding as of January 1, 2007.

RISK FACTORS

If you purchase our common stock, you will be taking on a high degree of financial risk. In deciding whether to purchase our common stock, you should carefully read and consider the risks and uncertainties described below and the other information contained in this prospectus. The occurrence of any of the following risks could materially impair our business, financial condition and results of operation. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history.

    Old Green Energy began operations in October 2003. Since the inception of our current business operations, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, raising private capital and seeking acquisitions. We have no production facilities. Accordingly, we have a limited relevant operating history upon which an evaluation of our performance and future prospects can be made.

We have had a history of net losses.

    We incurred net losses of $227,277 for the twelve months ended June 30, 2006 and a total of $550,678 from inception through June 30, 2006.. We had a net loss of $651,792 from inception through December 31, 2006. From October, 2003 (date of inception) inception through December 31, 2006, we reported an accumulated stockholders’ deficit of $75,050. We have been funding our operations primarily through the sale of our securities and expect to continue doing so for the foreseeable future. We expect to continue to incur net losses for the foreseeable future as we continue to further develop our technologies. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this “Risk Factors” section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Because we have a history of losses and have a working capital deficit, our accountants have expressed doubts about our ability to continue as a going concern.

    For the fiscal year ended December 31, 2006, our accountants have expressed doubt about our ability to continue as a going concern as a history of losses and a working capital deficit. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

ཉ	our ability to locate projects which will use our licensed technology; and

ཉ	our ability to generate revenues from this and other technology which we may acquire..

    Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect our operating costs to range between $100,000 and $120,000 for the year ending December 31, 2007. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

We will be forced to continue to borrow money from our shareholder , Pinnacle Resources,Inc. until at least December 2007, which will increase our debt and make repayment more difficult.

    Because it is expected that our business will not generate substantial revenues in 2007, we will be required to continue to borrow money from our shareholder , Pinnacle Resources, Inc. , to finance operations. Pinnacle Resources, Inc. has committed to funding our working capital needs until December 2007, but our increased debt to it could make repayment more difficult.

If we default in the repayment of advances owed our our shareholder , Pinnacle Resources,Inc, we could be unable to continue as a viable business.
    As of December 31, 2006, we owed our our shareholder , Pinnacle Resources,Inc., $36,047 including accrued interest. Repayment of our debt to our shareholder , Pinnacle Resources,Inc, which accrues interest at 8% per annum, is unsecured. Principal and interest on our debt to Pinnacle Resources,Inc. is currently due. If our shareholder , Pinnacle Resources, Inc demands payment and we default, we could be unable to continue as a viable business..

Our biomass-to syngas -technology is unproven on a large-scale commercial basis and could fail to perform in a commercial production environment.

    Technologies for production of syngas from biomass are still in a development stage. The technologies which we are pursuing for syngas production from biomass have never been utilized on a large-scale commercial basis. All of the tests which we have conducted to date with respect to our biomass technologies, have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these biomass technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to implementation of a larger-scale commercial application. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or that they will be profitable to us.

We will need to raise additional funds in order to achieve our business objectives.

    As of  December 31, 2006, we had cash, cash equivalents and short-term investment of $208 . We will need significant capital expenditures and investments over the next twelve months related to our growth program.  We are also currently evaluating several sites to construct new syngas facilities. We do not plan to use a portion of our current cash to fund these site acquisitions or provide seed equity for the projects while we analyze financing options. We will use additional loans from Pinnacle Resources and will cash on hand to fund corporate overhead and opportunistically invest in technology and research and development.

    We are currently in discussions with several intermediaries, advisors and investors to structure and raise the funds to optimally finance potential projects. We are evaluating debt and equity placements at the corporate level as well as project specific capital opportunities. At the present time, except for Pinnacle Resources, Inc.,e have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to use on commercially acceptable terms or at all. Our failure to raise capital as needed would significantly restrict our growth and hinder out ability to compete. We may need to curtail expenses, reduce planned investments in technology and research and development and forgo business opportunities. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligation and covenants that restrict how we operate our business.

Strategic acquisitions could have a dilutive effect on your investment. Failure to make accretive acquisitions and successfully integrate them could adversely affect our future financial results.

    As part of our growth strategy, we will seek to acquire or invest in complementary (including competitive) businesses, facilities or technologies and enter into co-location joint ventures. Our goal is to make such acquisitions, integrate these acquired assets into our operations and reduce operating expenses. The process of integrating these acquired assets into our operations may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which can materially and adversely affect our operating results and financial position. As of January 1, 2007, we have issued no shares of our common stock in connection with strategic acquisitions. Acquisitions also involve other risks, including entering geographic markets in which we have no or limited prior experience and the potential loss of key employees.

    We may also seek to enter into joint ventures to construct and operate facilities to manufacture syngas. Those facilities may be managed by us or by our co-venturers. If those facilities are managed by our co-venturers, we may have little or no control over their success. In any event, the construction and operation of those facilities could entail unforeseen difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any such joint ventures will be realized. The formation and operation of such joint ventures could also require the expenditure of our funds and require us to incur debt and other liabilities, which could materially and adversely affect our operating results or financial position.

The success of our business depends, in part, upon proprietary technologies and information which may be difficult to protect and may infringe on the intellectual property rights of third parties.

    We believe that the identification, acquisition and development of proprietary technologies are key drivers of our business. Our success depends, in part, on our ability to obtain patents, license the patents of others, maintain the secrecy of our proprietary technology and information, and operate without infringing on the proprietary rights of third parties. We currently license a number of issued United States patents. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that the patents that we license will provide us with competitive advantages or will not be challenged by third parties, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our biomass technology or design around it.

   In order to successfully commercialize our proprietary technologies, it is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

   In addition to the protection afforded by patents, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

We are dependent upon our officers and key personnel and the loss of any of these persons could adversely affect our operations and results.

   We believe that the implementation of our proposed expansion strategy and execution of our business plan will depend to a significant extent upon the efforts and abilities of our officers and key personnel. Because the syngas and biomass industries are relatively small, we believe that the personal contacts of our officers and key personnel within the industry and within the scientific community engaged in related research are a significant factor in our continued success. Our failure to retain our officers or key personnel, or to attract and retain additional qualified personnel, could adversely affect our operations and results. We do not currently carry key-man life insurance on any of our officers. See “Management.”

Because we are smaller and have fewer financial and other resources than many syngas companies, we may not be able to successfully compete in the very competitive syngas industry.

    Syngas is a commodity. There is significant competition among existing syngas producers. Our business faces competition from a number of producers that can produce significantly greater volumes of syngas than we can or expect to produce, producers that can produce a wider range of products than we can, and producers that have the financial and other resources that would enable them to expand their production rapidly if they chose to. These producers may be able to achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal productions costs. If these producers are able to substantially reduce their marginal production costs, the market price of syngas may decline and we may be not be able to produce syngas at a cost that allows us to operate profitably. Even if we are able to operate profitably, these other producers may be substantially more profitable than us, which may make it more difficult for us to raise any financing necessary for us to achieve our business plan and may have a materially adverse effect on the market price of our common stock.

If syngas prices drop significantly, we will also be forced to reduce our prices, which potentially may lead to further losses.

    Prices for syngas products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. We cannot assure you that we will be able to sell our syngas profitably, or at all.

Increased alternative energy production in the United States could increase the demand for feedstocks and the resulting price of feedstocks, reducing our profitability.

    New alternative energy plants are under construction throughout the United States. This increased production from alternative energy sources such as syngas and ethanol could increase feedstock demand and prices, resulting in higher production costs and lower profits.

Price increases or interruptions in needed energy supplies could cause loss of customers and impair our profitability.

Syngas production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material, adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our syngas production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

Risks Related to Government Regulation and Subsidization

The United States alternative energy industry is highly dependent upon federal and state legislation and regulation and any changes in that legislation or regulation could materially adversely affect our results of operations and financial condition.
The elimination or significant reduction in the federal tax incentive could have a material adverse effect on our results of operations

    The cost of producing ethanol has historically been significantly higher than the market price of gasoline. The production of ethanol is made significantly more competitive by federal tax incentives. The federal excise tax incentive program, which is scheduled to expire on December 31, 2010, allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell regardless of the blend rate. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.51 per gallon tax credit for each gallon of ethanol used in the mixture. We cannot assure you, however, that the federal ethanol tax incentives will be renewed in 2010 or if renewed, on what terms they will be renewed. The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations.

Waivers of the minimum levels of renewable fuels included in gasoline mandated by the Energy Policy Act of 2005 could have a material adverse affect on our results of operations

   The Energy Policy Act of 2005 established a renewable fuel standard, or RFS, of 7.5 billion gallons of renewable fuels to be included in gasoline. Under the Energy Policy Act of 2005, the Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the RFS mandate with respect to one or more states if the administrator determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the United States, or that there is inadequate supply to meet the requirement. In addition, the Department of Energy was directed under the Energy Policy Act of 2005 to conduct a study by January 2006 to determine if the RFS will have a severe adverse impact on consumers in 2006 on a national, regional or state basis. Based on the results of the study, the Secretary of Energy must make a recommendation to the EPA as to whether the RFS should be waived for 2006. Any waiver of the RFS with respect to one or more states or with respect to 2006 would adversely offset demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

While the Energy Policy Act of 2005 imposes a RFS, it does not mandate the use of ethanol and eliminates the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act

The RFG program's oxygenate requirements contained in the Clean Air Act, which accounted for approximately 1.95 billion gallons of ethanol use in 2004, was completely eliminated on May 5, 2006 by the Energy Policy Act of 2005. While the RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the RFS, the RFS is not limited to ethanol and also includes biodiesel and any other liquid fuel produced from biomass or biogas. We cannot assure you that the elimination of the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act will not result in a decline in ethanol consumption, which in turn could have a material adverse effect on our results of operations and financial condition.

Certain countries can import ethanol into the United States duty free, which may undermine the ethanol industry in the United States

Imported ethanol is generally subject to a $0.54 per gallon tariff and a 2.5% ad valorem tax that was designed to offset the $0.51 per gallon ethanol subsidy available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. There is a special exemption from the tariff for ethanol imported from 24 countries in Central America and the Caribbean islands which is limited to a total of 7.0% of United States production per year (with additional exemptions for ethanol produced from feedstock in the Caribbean region over the 7.0% limit). In May 2006, bills were introduced in both the U.S. House of Representatives and U.S. Senate to repeal the $0.54 per gallon tariff. We do not know the extent to which the volume of imports would increase or the effect on United States prices for ethanol if this proposed legislation is enacted or if the tariff is not renewed beyond its current expiration in December 2007. In addition, under the North America Free Trade Agreement, Canada and Mexico are exempt from this tariff. Imports from the exempted countries have increased in recent years and are expected to increase further as a result of new plants under development. In particular, the ethanol industry has expressed concern with respect to a new plant under development by Cargill, Inc., the fifth largest ethanol producer in the United States, in El Salvador that would take the water out of Brazilian ethanol and then ship the dehydrated ethanol from El Salvador to the United States duty-free. Since production costs for ethanol in Brazil are estimated to be significantly less than what they are in the United States, the import of the Brazilian ethanol duty free through El Salvador or another country exempted from the tariff may negatively impact the demand for domestic ethanol and the price at which we sell our ethanol.

Lax enforcement of environmental and energy policy regulations may adversely affect the demand for ethanol.

Our success will depend, in part, on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, our future prospects will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations to suffer.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. Our proposed plants also will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the various states. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. We did not incur any capital expenditures for environmental control in 2006 and we do not currently expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

    Our proposed new ethanol plants will also be subject to federal and state laws regarding occupational safety. Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

Risks Related to an Investment in Our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which such shares were purchased.

The market price of our common stock has fluctuated in the past, and may continue to fluctuate significantly in response to factors, some of which are beyond our control. For example, from December, 2004 through January 1, 2007, the high and low bid or sales price for our common stock has been $1.80 and $0.50 per share, respectively. Factors which could affect the market price of our common stock include the following:

•	our inability to manufacture syngas as efficiently as we expect due to factors related to costs and supply of feedstocks, energy or water,

•	market factors affecting the demand for syngas such as price, competition and general economic conditions,

•	discontinuation or limitations on state and federal alternative energy subsidies,

•	negative public sentiment toward alternative energy production and use, and

•	environmental restrictions increasing the costs and liabilities of alternative energy production.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of securities of fuel-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be intensified under circumstances where the trading volume of our common stock is low.

We may not be able to attract the attention of major brokerage firms for research and support which may adversely affect the market price of our common stock.

Securities analysts of major brokerage firms may not publish research on our common stock. The number of securities competing for the attention of such analysts is large and growing. Coverage of a security by analysts at major brokerage firms increases the investing public’s knowledge of and interest in the issuer, which may stimulate demand for and support the market price of the issuer’s securities. The failure of major brokerage firms to cover our common stock may adversely affect the market price of our common stock.

Future sales of common stock or other dilutive events may adversely affect prevailing market prices for our common stock.

We are currently authorized to issue up to 50,000,000 shares of common stock, of which 5,641,041 shares were issued and outstanding as of January 1, 2007. Our board of directors has the authority, without further action or vote of our stockholders, to issue any or all of the remaining authorized shares of our common stock that are not reserved for issuance and to grant options or other awards to purchase any or all of the shares remaining authorized. The board may issue shares or grant options or awards relating to shares at a price that reflects a discount from the then-current market price of our common stock. The options and awards referred to above can be expected to include provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event, the exercise of any of the options or warrants described above and any other issuance of shares of common stock will dilute the percentage ownership interests of our current stockholders and may adversely affect the prevailing market price of our common stock.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Virtually all shares of our common stock may be offered from time to time in the open market, including the shares offered pursuant to this prospectus. These sales may have a depressive effect on the market for the shares of our common stock. Moreover, additional shares of our common stock, including shares that have been issued in private placements, may be sold from time to time in the open market pursuant to Rule 144. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated at specified intervals.  Subject to satisfaction of a two-year holding requirement, non-affiliates of an issuer may make sales under Rule 144 without regard to the volume limitations and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Sales of our common stock by our affiliates are subject to Rule 144.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, as a consequence of such failure, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed.

Commencing with our fiscal year beginning January 1, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires our management to annually assess the effectiveness of our internal controls over financial reporting and, commencing with the fiscal year beginning January 1, 2008, our independent registered public accounting firm to report on these assessments. In connection with their audit of our financial statements for the fiscal year ended December 31, 2005, our independent accountants notified us and our board of directors that they had identified significant deficiencies that they considered material weaknesses in our internal controls. The material weaknesses related to the financial reporting process and segregation of duties. We have augmented and continue to augment our internal controls procedures and expand our accounting staff, but there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Pinnacle Resources, Inc. and our officers and directors have significant voting power and may take actions that may not be in the best interest of all other stockholders.

Pinacle Resources, Inc. and our officers and directors beneficially own approximately 21 % of our currently outstanding shares of common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We may issue shares of preferred stock without stockholder approval that may adversely affect your rights as a holder of our common stock.

Our certificate of incorporation authorizes us to issue up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with rights to receive dividends and distributions upon liquidation in preference to any dividends or distributions upon liquidation to holders of our common stock and with conversion, redemption, voting or other rights which could dilute the economic interest and voting rights of our common stockholders. The issuance of preferred stock could also be used as a method of discouraging, delaying or preventing a change in control of our company or making removal of our management more difficult, which may not be in your interest as holders of common stock.

Provisions in our articles of incorporation and bylaws and under Nevada law could inhibit a takeover at a premium price.

As noted above, our articles of incorporation authorizes us to issue up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our bylaws limit who may call a special meeting of stockholders and establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings. Each of these provisions may have the effect to discouraging, delaying or preventing a change in control of our company or making removal of our management more difficult, which may not be in your interest as holders of common stock.

DETERMINATION OF OFFERING PRICE

These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares at the time of sale or in negotiated transactions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can be based only on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. .Actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements under the captions “Risk Factors”, “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business”, as well as other sections in this prospectus. You should be aware that the occurrence of any of the events discussed under these captions and elsewhere in this prospectus could substantially harm our business, the results of our operations and our financial condition. You should also be aware. that, if any of these events occurs, the trading price of our common stock could decline, and you could lose all or part of the value of your shares of our common stock. These events include, but are not limited to, the following:

•	the availability and adequacy of our cash flow to meet our requirements;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the syngas, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the alternative energy industry;

•	the loss of any license or permit;

•	the loss of one or more of our plants due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business and growth strategy (including our plant acquisition strategy and regional co-location strategy), capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus.

The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus.

We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

You may also request a copy of our filings at no cost by writing us at: GREEN ENERGY HOLDING CORP., 9600 East Arapahoe Road, Suite 260, Englewood, Colorado 80112, Attention: Mr. Dennis C. Murphy, Chief Executive Officer or telephoning us at: (303) 790-8503.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

AGREEMENTS WITH THE SELLING STOCKHOLDERS

We have no investor purchase agreements or registration rights agreements in connection with the shares offered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Holders

As of January 1, 2007, there were approximately 193 record holders of our common stock and there were 5,641,041 shares of our common stock outstanding.

Market Information

Our shares of common stock are listed in the Pink Sheets under the trading symbol GEYC.

The following table sets forth, with respect to the periods between January 1, 2005 and December 31, 2006 (inclusive), the high and low bid prices for our common stock for the periods indicated as reported by the Pink Sheets. These bid prices represent prices quoted by broker-dealers in the Pink Sheets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2005
First Quarter	$1.40	$0.60
Second Quarter	1.10	0.31
Third Quarter	0.70	0.35
Fourth Quarter	0.87	0.39

Year Ending December 31, 2006
First Quarter	$1.95	$0.31
Second Quarter	1.25	0.42
Third Quarter	1.01	0.37
Fourth Quarter	0.51	0.25

Dividend Policy

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

Equity Compensation Plan Information

We have no outstanding stock options or other equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations

Net Loss. We incurred a net loss of $101,114 for the six months ended December 31, 2006 compared to a net loss of $91,680 for the six months ended December 31, 2005. We incurred a net loss of $227,277 for the twelve months ended June 30, 2006. We had a net loss of $550,678 from inception through June 30, 2006.

The increase in net loss of $9,434.00 for the six months ended December 31, 2006 compared to the six months ended December 31, 2005results from higher operating general and administrative expenses . Our ability to achieve profitable operations is dependent on developing revenue through building facilities. Our expectations are that we will not begin to show profitable operating results before December 2007; however, given the uncertainties surrounding the timing of adding new capacity as well as predicting gross margin, we cannot assure you that we will show profitable results at any time.

Revenue. We have had no revenue since inception, including for the twelve months ended June 30, 2006 and the six months ended December 31, 2005.

Operating Expenses. We incurred operating expenses of $99,870 for the six months ended December 31, 2006 compared to operating expenses of $90,557 for the six months ended December 31, 2005. We incurred operating expenses of $224,489 for the twelve months ended June 30, 2006. We had operating expenses of $646,458 from inception through June 30, 2006. Our operating expenses are comprised primarily of general and administrative expenses. The primary components of general and administrative expenses are the expenses of our corporate office, professional fees, general and administrative expenses. The increase in operating expenses is directly related to the increase in salaries during the relevant periods.

Gross Profit (Loss). We had no gross profit since inception, including for the twelve months ended June 30, 2006 and the six months ended December 31, 2005.

Research and Development. Research and development expenses have been negligible since inception.

Liquidity and Capital Resources

As of December 31, 2006, we had cash, cash equivalents and short-term investments totaling $208 .

During the six months ended December 31, 2006, we received net cash of $96,500 from the sale of common stock and a loan.

During the twelve months ended June 30, 2006, we received net cash proceeds of $252,851 from the sales of our common stock and borrowings. We raised $230,851 by selling shares of our common stock in several private placement transactions.

We do not anticipate significant capital expenditures and investments over the next 12 months. We are continuing to evaluate several opportunities to construct new syngas facilities. We do not plan to use any of our current cash to fund these site acquisitions. We will use additional loans from Pinnacle Resources and cash on hand to fund corporate overhead.

We are currently in discussions with several intermediaries, advisors and investors to structure and raise the funds to optimally finance various potential projects. We are evaluating debt and equity placements at the corporate level as well as project specific capital opportunities. At the present time, except for Pinnacle Resources, Inc,, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to use on commercially acceptable terms or at all. Our failure to raise capital as needed would significantly restrict our growth and hinder out ability to compete. We may need to curtail expenses, reduce investments in technology and research and development and forgo business opportunities. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligation and covenants that restrict how we operate our business.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies that we follow are set forth in Note 2 to our financial statements as included in this prospectus. These accounting policies conform to accounting principles generally accepted in the United States, and have been consistently applied in the preparation of the financial statements.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123R "Share Based Payment." This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. We adopted this pronouncement during the first quarter of 2005.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have "commercial substance." SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 on its effective date did not have a material effect on our consolidated financial statements.

In March 2005, the FASB issued Financial Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143", which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. We adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the future sale or disposal of any assets.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. 3". SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods' financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our consolidated financial statements.

DESCRIPTION OF BUSINESS

Historical Overview

GREEN ENERGY CORP., a corporation organized under the laws of the State of Colorado and referred to in this prospectus as “Old Green Energy”, commenced operations in 2003 as a marketer of a specific gasification technology for commercial applications to produce fuels and chemicals.

On November 20, 2003, Old Green Energy filed with the Colorado Division of Securities (the "Division"), Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of up to 1,800,000 Common Shares of the Company. The Registration was declared effective by the Division on January 21, 2004. The offering was closed on June 29, 2004. Old Green Energy raised $263,850 and sold a total of 527,700 shares in the offering.

 In December, 2006, Old Green Energy structured a transaction, which is commonly referred to as a “change of domicile.” In connection with this transaction, a new corporation was formed under the laws of the State of Nevada with the name GREEN ENERGY HOLDING CORP. (the “Company”). Thereafter, Old Green Energy merged into the Company, which became the surviving corporation. The stockholders of the Company. received the same number of shares they previously held in Old Green Energy. The Company succeeded to the business of Old Green Energy as its sole line of business.

The shares of our common stock issued in our private offerings were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from the registration requirements of the Securities Act.

Company Overview

    We are a biotechnology-driven company with the primary goal of becoming a leader in the emerging biomass-to-syngas industry. We plan to produce syngas and its co-products. Syngas is a clean burning, renewable fuel and can be modified into ethanol to be used as a primary gasoline additive under the Energy Policy Act of 2005. We plan to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into syngas, ethanol or other valuable co-products. Our business model involves the deployment of proprietary biotechnologies that will extract and ferment sugars trapped in these biomass waste concentrations in a cost effective manner by locating plants closer to biomass sources and in proximity to urbanized high-demand markets. Old Green Energy was formed to capitalize on the growing market for syngas and its co-products. We have not yet commenced syngas production.

    A significant aspect of our business model involves the acquisition and development of advanced processing technologies. Under this program, we plan to acquire a pipeline of diverse technologies and have developed strategic relationships with government and university research labs to further develop and prove out these technologies. Once a new technology has proved out, we intend to move it from the laboratory to the field for commercialization at one of our future production facilities. We will also review opportunities to license our technologies to third parties to create royalty income streams.

     We are a marketer of a specific gasification technology for commercial applications to produce fuels and chemicals. Old Green Energy was formed in October, 2003 to capitalize on the growing market for alternative fuels and its co-products. Old Green Energy was a biotechnology-driven company with the primary goal of becoming a leader in the waste-to-alternative fuels industry. Old Green Energy acquired a non-exclusive license to a specific technology for the conversion of biomass to syngas. The technology includes the ability to produce a consistent, high-quality syngas product that can be used for energy production or as a building block for other chemical manufacturing processes.

    Gasification is a technology that has been widely used in commercial applications for more than fifty years in the production of fuels and chemicals. The Company believes that current trends in the chemical manufacturing and petroleum refinery industries indicate that use of gasification facilities to produce synthesis gas will continue to increase. In addition, The Company believes that gasification will begin to take a very significant role in the disposal of waste materials.

    The gasification process converts any carbon-containing material into a synthesis gas composed primarily of carbon monoxide, hydrogen and methane, which can be used as a fuel to generate electricity when combined with a steam engine or generator unit or used as a basic chemical building block for a large number of applications in the automotive fuels, petrochemical and refining industries. Steam reforming gasification is a form of thermal decomposition in an environment with limited or no oxygen. The concept is that material is indirectly heated to very  high temperatures, for example, 800degrees C, at which point organic material decomposes into gases, “Syngas”, such as H2, CO, CO2, CH4, and ash that may contain useful minerals. The product gas is separated from the mineral ash using cyclones and gas cleaners. The product gas has a combustion value similar to low grade natural gas and can be used to fuel a generator or micro-turbine for the production of electricity. A benefit of this process is that any bio-active compound, such as dioxins, furans, or viruses, will be destroyed. The other process is to catalytically recombine these gases to produce products such as methanol or ethanol. This is achieved by compressing the gases and injecting them at high temperature into a matrix of molybdenum sulfide for the production of methanol into iron silicon dioxide for the production of ethanol. The fuels that are produced can be stored and transported. Gasification adds value to low or negative-value feedstock by converting them to marketable gases, fuels and chemical products. If the syn-gas is to be used to produce electricity, it is typically used as a fuel in reciprocating engine generator sets. Waste heat from the engine or the syngas can also be used to fire a boiler to create steam to drive a turbine. Because the Company believes this technology can create a lower carbon dioxide content and a higher BTU value than existing gasification technologies, the Company expects that the technology will have an advantage over competitors.

    The technology will have the ability to treat a wide variety of gaseous, liquid, and solid feedstock. Gasification customarily adds value to low or negative-value feedstock by converting them to marketable fuels and products. Conventional fuels such as coal and oil, as well as low or negative value materials and waste such as petroleum coke, heavy refinery residuals, secondary oil-bearing refinery materials, municipal sewage sludge, hydrocarbon contaminated soils, and chlorinated hydrocarbon byproducts have all been used in gasification operations. The syngas can also be processed using commercially available technologies to produce a wide range of products, such as fuels, chemicals, fertilizer or industrial gases.

    The technology as been field tested and demonstrated to work outside the laboratory. Bio Conversion Technologies (BCT), who has licensed the technology to the Company, conducted the tests. The relationship between the parties is strictly a licensee-licensor relationship. Neither is an affiliate of the other. The Company has obtained a non-exclusive license from BCT to use the technology for the Company’s internal business purposes, including, but not limited to, developing, building and operating projects, as well as entering into sublicenses to do these activities. The Company has the right to identify, install, and operate gasification and commercial production installations in the Rocky Mountain States, which include Montana, Utah, Wyoming, Colorado, and New Mexico.

BCT completed its first 15-ton per day bio-conversion plant. This plant is specially designed to process wood chips, sawdust and other tree remains. Secondly, BCT has also completed a 5-ton per day demonstration unit which is used as a test unit for a variety of feedstocks. This test unit is located in the Denver metropolitan area and is expected to remain there indefinitely. Additionally, in early 2003, BCT built and shipped to North Carolina State University a one-ton per day unit for treating pig waste. BCT’s test and demonstration system in Denver can be utilized by the Company to demonstrate the use of feedstock for conversion to electric power and or ethanol. The Company plans to utilize consulting services of BCT for the purpose of analyzing projects and additional uses of the system. BCT will work with the Company on a non-exclusive and project by project basis to insure that qualified sources for product design, engineering, construction and maintenance services are available for the Company’s projects.

    The Company has not carried, and has no plans to carry, substantial inventories or accounts receivable. At the present time, other than the financing from construction and permanent financing for specific gasification projects, the Company has no plans to raise any additional funds within the next twelve months. Any working capital will be expected to be generated from internal operations. However, the Company reserves the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. No independent market surveys have ever been conducted to determine demand for the Company's products and services. Therefore, there can be no assurance that any of its objectives will be achieved.

Our growth strategy encompasses a multi-pronged approach which is geared at ultimately developing production levels and lowering production costs, thereby driving profitability. This approach is summarized as follows:

•	Develop production capacity using our licensed technology;

•	Acquire dormant industrial facilities with adaptable infrastructure for conversion to alternative energy production;

•	Adopt a flexible feedstock approach to plant development enabling use of various feedstocks, where applicable;

•
Employ a sector strategy to expansion by focusing on the forests products industry, a prolific provider of biomass waste streams and an area where we believe we have significant technological advantages; and

•	Manufacture and market products for use with fuels other than syngas, such as a biodiesel and to produce and sell these products in certain U.S. territories.

Industry Overview

The Alternative Energy Market. On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of syngas in the U.S. fuel economy. Syngas is an intermediate step in the production of ethanol. We believe that the potential for ethanol is directly tied to the potential for syngas production.

A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard, or RFS, increasing use of renewable domestic fuels such as ethanol and biodiesel. The newly approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as syngas and ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

Historically, producers and blenders had a choice of fuel additives to increase the oxygen content of fuels. MTBE (methyl tertiary butyl ether), a petroleum-based additive, was the most popular additive, accounting for up to 75% of the fuel oxygenate market. However, in the United States, ethanol is replacing MTBE as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 16 other states. Major oil companies have voluntarily abandoned MTBE and it is scheduled to be phased out under the Energy Policy Act. As MTBE is phased out, we expect demand for ethanol as a fuel additive and mileage extender to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with U.S. Environmental Protection Agency requirements for reformulated gasoline, which is mandated in most urban areas. We believe there are no economically feasible substitutes for MTBE other than ethanol.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Syngas, 30% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% syngas and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

  Ethanol is a renewable fuel produced by the fermentation of starches and sugars such as those found in grains and other crops. When processed to ethanol, it contains 35% oxygen by weight and, when combined with gasoline, it acts as an oxygenate, artificially introducing oxygen into gasoline and raising oxygen concentration in the combustion mixture with air. As a result, the gasoline burns more completely and releases less unburnt hydrocarbons, carbon monoxide and other harmful exhaust emissions into the atmosphere. The use of ethanol as an automotive fuel is commonly viewed as a way to reduce harmful automobile exhaust emissions. Ethanol can also be blended with regular unleaded gasoline as an octane booster to provide a mid-grade octane product which is commonly distributed as a premium unleaded gasoline.

Recent studies published by the Renewable Fuel Association indicate that approximately 4.0 billion gallons of ethanol will be consumed this year in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance. Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

The ethanol production industry is fragmented, with one company accounting for approximately 25% of U.S. production and the next largest producer accounting for less than 6% of the same market. The majority of plants are in the 20 million to 40 million gallons per year capacity range, with a number of these plants affiliated to local farmer co-operatives which account for 37% of total U.S. capacity.

In the United States, there are two principal commercial applications for ethanol. The first is as a mandatory oxygenate additive to gasoline to comply with clean air regulations. The second is as a voluntary substitute for gasoline - this is a purely economic choice by gasoline retailers who can make higher margins on selling ethanol -blended gasoline, provided syngas is available in the local market. The U.S. gasoline market is currently approximately 140 billion gallons annually, so the potential market for ethanol (assuming only a 10% blend) is 14 billion gallons per year. Increasingly, motor manufacturers are producing flexible fuel vehicles (particularly sports utility vehicle models) which can run off ethanol blends of up to 85% (known as E85) in order to obtain exemptions from fleet fuel economy quotas. There are now in excess of 4 million flexible fuel vehicles on the road in the United States, offering further potential for significant growth in ethanol demand.
Business and Growth Strategy

Our business and growth strategy encompasses a multi-pronged approach which is geared at ultimately developing syngas production:

•	Acquire dormant industrial facilities with adaptable infrastructure for conversion to syngas production;

•	Adopt a flexible feedstock approach to plant development enabling use of biomass and other feedstocks, where applicable;

•	Employ a sector strategy to expansion by focusing on the forests products industry, a prolific provider of biomass waste streams.

We believe that prospective demand for syngas outstrips current supply. Our projected potential level of syngas output is insignificant in terms of overall market size; therefore, we believe that the U.S. market can absorb all of our potential production for the foreseeable future. Using the technology we have acquired, we believe we can monetize biomass waste streams and, not only produce syngas efficiently and with higher margins than traditional production allows, but also generate income from valuable co-products.

Flexible Feedstock Strategy

While we do not currently produce syngas, our strategy is to develop our capability to profitably process multiple feedstocks such as corn, corn fiber, wood chips and other cellulosic materials.

Forest Products Industry Strategy

Wood biomass residuals from the forest products industry are an optimal feedstock for syngas production in terms of availability, cost and chemical composition. We believe a natural strategy to pursue is to form business ventures with forest products companies whereby we would co-locate our facilities, either on or near our plant sites, and enter into off take agreements.

Technology Platform

We believe that the identification, acquisition and development of proprietary technologies are a key driver of our business. We are organized to facilitate this key business activity. GREEN ENERGY HOLDING CORP., as the parent corporation, works on acquiring and enhancing the technology platforms for our potential operations. Our objectives are to access a continual stream of diverse advanced technologies from academic and other research organizations, on a worldwide basis, rather than be captive to any one particular technology platform. At the present time, other than our license with BCT, we have no other technologies.

Intellectual Property Rights and Patents

We have a license to manufacture and market the proprietary biomass-to-snygas technology owned by Bio Conversion Technologies (BCT). The relationship between the parties is strictly a licensee-licensor relationship. Neither is an affiliate of the other. We have obtained a non-exclusive license from BCT to use the technology for the Company’s internal business purposes, including, but not limited to, developing, building and operating projects, as well as entering into sublicenses to do these activities. The Company has the right to identify, install, and operate gasification and commercial production installations in the Rocky Mountain States, which include Montana, Utah, Wyoming, Colorado, and New Mexico as well as other areas in the world upon giving notification to BCT.

The technology license positions of companies like ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. The patents licensed to us, and those that may issue or be licensed to us in the future may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed or licensed by us. Because of the extensive time required for development and testing of new technologies, it is possible that, before any of our proprietary technologies can be commercialized, our relevant patent rights may expire or remain in force for only a short period following commercialization. Expiration of patents we license or own could adversely affect our ability to protect future technologies and, consequently, our operating results and financial position. In addition, we cannot assure you that we will not incur significant costs and expenses, including the cost of litigation in the future, to defend our rights under such patents, licenses and non-disclosure agreements.

Patents Applications

    We have no patent applications pending.

Research and Development

In conjunction with the development of our licensed technology, we have not incurred any material research and development costs during the twelve months ended December 31, 2006 and 2005.

Regulatory Approvals and Environmental Laws

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements. We also do not expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we may own or operate and at off-site locations where we may have arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We do not have material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that we own or operate if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we are required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters by September 13, 2007. New or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Because other domestic syngas manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

    The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is currently adequate, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

    We are also required to obtain a permit issued by the Bureau of Alcohol, Tobacco and Firearms before any of our syngas facilities can sell syngas.

Competition

    The syngas business is highly competi-tive. The Company will be competing with numerous established companies having substantially greater financial resources and experience than the Company. There can be no guarantee that the Company will ever be able to compete successfully.

     However, in the area of biomass-to-syngas production, there are few operators and low output characteristics, and production infrastructure is yet to be developed. We believe our long-term growth prospects in biomass-to-syngas depend on our ability to acquire and commercialize new technologies. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture syngas from cellulosic biomass feedstocks.

Employees

We had one employee as of January 1, 2007,our President.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers.

Name	Age	Position
Dennis C. Murphy	58	President and Director
Robert A. Hildebrand	80	Secretary, Chief Financial Officer and Director

Dennis C. Murphy. Mr. Murphy has been the President and director of the Company and Old Green Energy since its inception. He was a co-founder of Ryan-Murphy, Inc. and was an Officer and a Director from 1989 to 1996. In April, 1994, he was elected the Chairman of the Board, Chief Financial Officer, and Secretary-Treasurer of Ryan-Murphy, Inc. He developed Ryan-Murphy, Inc. into a full service international environmental remediation service provider with over sixty professionals and annual sales over 12 million. He was instrumental in the design, development and marketing of the “Good Earth Machine”, a thermal remediation machine used for the clean up of petroleum hydrocarbon contaminated soil. From 1975 to 1981, he was co-owner of Petroleum Marketing, Inc., Arvada, Colorado. He sold the company in 1981. Mr. Murphy has been retained by a variety of Company’s in the Oil and Gas industry and the Home Health Care business as a consultant responsible for the development of strategic vision, corporate planning, capital raising, merger and acquisitions, as well as repositioning company’s for U.S. and International business development. He was an Instructor of continuing education for the Underground Storage Tank Workshops at the Colorado School of Mines. Mr. Murphy attended Colorado State University and San Diego State University where he majored in Business Management and Finance.

    Robert A. Hildebrand. Mr. Hildebrand has been the Secretary, Chief Financial Officer and Director of the Company and Old Green Energy since its inception. He is a registered professional mining engineer. He holds a geological engineering degree from the Colorado School of Mines and a completion certificate from LaSalle University in business administration. He has been active in mineral exploration and production for 49 years having held operating and executive positions with both major and junior, publicly-held mining companies operating in Africa, South America, China and North America. Since, 1997, he has been Vice President and Chief Financial Officer of Pinnacle Resources, Inc., a public Wyoming corporation. From 1996 to 1998 Mr. Hildebrand served as vice president and treasurer for the Environmental Assurance Corporation, a private company engaged in the reclamation and financing of contaminated real estate. He also acted for eleven years (1980 to 1991) as the Consul(Hon.)of the Netherlands for Colorado, New Mexico and Wyoming. In 1991, Her Majesty Queen Beatrix appointed Mr. Hildebrand a knight in The Order of Oranje-Nassau.

    The Company's Directors will serve in such capacity until the next annual meeting of the Company's shareholders and until their successors have been elected and qualified. The officers serve at the discretion of the Company's Directors. There are no arrangements or understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Family Relationships

    There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Committees of the Board of Directors
     There are no committees of the Board of Directors.

Code of Ethics

    Our Board of directors has not adopted a code of ethics but plans to do so in the future.

Executive Compensation

    None of our officers or directors received or were entitled to receive remuneration in excess of $100,000 for the fiscal years ended June 30, 2006, 2005, or 2004.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

    We have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted or were outstanding at any time.

Compensation of Directors

None of our directors received or were entitled to receive remuneration for the fiscal years ended December 31, 2006, 2005, or 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 1, 2007, a total of 5,641,041 shares were issued and outstanding. The following table sets forth information regarding the number of shares of our common stock beneficially owned as of January 1, 2007:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Name and Address
Beneficial	No. of	Percentage
Owner	Common Shares	of Ownership(1)(2)

Pinnacle Resources, Inc.	650,000	12%
9600 East Arapahoe Road
Suite 260
Englewood, Colorado 80112

Eric Holt	500,000	8.8%
15705 Greenstone Circle
Parker, CO 80134

David Hornbecker	502,000	8.8%
8553 W. Progress Place
Littleton, CO 80123

Mark Moore	442,500	8%
7773 Brentwood Ct.
Arvada, CO 80123

Jan Becker	500,000	8.8%
42 Malabor Road
Lynwood Glen
Pretoria, South Africa 0081

Dennis C. Murphy	500,000	8.8%
19316 E. Clear Creek Way
Parker, CO 80123

Robert A. Hildebrand	-0-
9600 East Arapahoe Road
Suite 260
Englewood, Colorado 80112

Glen R. and Beverly Jo Gamble	477,200	8.5%
12892 N. Sierra Circle
Parker, CO 80138

All Officers and
Directors as a Group (two persons)	500,000	8.8%

____________

(1) All ownership is beneficial and of record, unless indicated otherwise.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 As of June 30, 2006 and December 31, 2006 we owed Pinnacle Resources, Inc., a shareholder $36,047 and $52,173 under non-interest bearing, due on demand advances extended to finance our operations. At June 30, 2006 and December 31, 2006 we also has two notes payable outstanding to this shareholder, unsecured, currently due, bearing interest at 8% per annum, totaling $13,000 at June 30, 2006 and December 31, 2006.

We occupy office space on a month-to-month lease, which began on November 1, 2003. We pay $2,000.00 a month for the office space, which we lease from Pinnacle Resources, Inc., a shareholder. We have office equipment. We have our license agreement with BCT. Otherwise, we have no other property.

SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholders;

•	the number of shares of common stock beneficially owned by the selling stockholders as of January 1, 2007;

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus; and

•
the number and percentage of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Unless otherwise noted below, none of the selling stockholders is a broker-dealer registered with the National Association of Securities Dealers, Inc. nor, to the best of our knowledge, is any of the selling stockholders an affiliate of such a broker-dealer.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after January 1, 2007. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

			Beneficial Shares after this offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)

Ruth Harrison	10,000	10,000	0	0

Robert a. Bolton and/or Gina M. Bolton	60,000	10,000	50,000	0.9%

Stephanie M. Ybarra and/or Talia T. Yabarra	2,200	2,200	0	0

Catherine L. Goldman	6,000	6,000	0	0

Martha Evers	2,000	2,000	0	0

Craig Chrissinger	4,000	4,000	0	0

George VanDenBerg	18,000	4,000	14,000	0.25%

Brian Sump	2,000	2,000	0	0

Nea C. Martinez	2,000	2,000	0	0

John D. Kucera	30,000	30,000	0	0

Mark C. Jones	7,250	7,250	0	0

Carol L. Stegink	27,000	27,000	0	0

Robert A. Bolton	20,000	20,000	0	0

Odin Nielsen and/or Christina Nielsen	10,000	10,000	0	0

Barbara A. Nielsen	2,000	2,000	0	0

Odin Budd Nielsen and/or Valerie Nielsen	2,000	2,000	0	0

Terry L. Fenner	32,000	22,000	10,000	0.18%

Philip B. Jansing and/or Carolyn E. Jansing	4,750	4,750	0	0

Steve Dwyer and/or Dawna Dwyer	20,000	20,000	0	0

			Beneficial Shares after this offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)
Lisa A. Farrell	6,000	6,000	0	0

Jerry G. Sturm	11,000	11,000	0	0

Doris C. Funck	2,000	2,000	0	0

Judith E. Jones	82,000	10,000	72,000	1.3%

Thomas J. Herrod	7,000	7,000	0	0

Jerald E. Hughes	2,000	2,000	0	0

Dawn M. Lawson and/or Donald H. Anderson	3,000	3,000	0	0

Robb C. Murphy	1,000	1,000	0	0

Terry L. Fenner	10,000	10,000	0	0

Robert A. and/or Gina M. Bolton	30,000	30,000	0	0

Judith E. Jones	72,000	72,000	0	0
Total	375,200	229,200	146,000	2.63%
_______________

(1)	Beneficial ownership information for the selling stockholders is provided as of January 1, 2007, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)
Based on 5,641,041 shares of common stock outstanding on January 1, 2007.. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(4)	Consists of shares of common stock issued to investors in a private placement in June, 2006.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be effected at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our receipt of written notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our receipt of written notification by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder that is affiliated with a broker-dealer has represented and warranted to us that he or she acquired the securities subject to this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that he or she may not use shares registered on the Registration Statement to cover short sales of common stock made prior to the date on which the Registration Statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this prospectus.

We have agreed to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

         We are authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $0.10 par value preferred stock. As of December 31, 2006, 5,641,041 shares of Common Stock and no shares of preferred stock were issued and outstanding.

Common Stock

  The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

       We are authorized to issue up to 1,000,000 shares of $0.10 par value preferred stock. Our preferred shares are entitled to such rights, references and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

       Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants

      We have not issued any warrants.

Options

      We have no outstanding options or other derivative securities.

Transfer Agent

      The stock transfer agent for our securities is X-Clearing Corp, of Denver, Colorado. Their address is 535 Sixteenth Street, Suite 810, Denver, Colorado 80202. Their phone number is (303)573-1000.

Reports to Stockholders

       We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitations of Liability and Indemnification

Our articles of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by the Nevada Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL PROCEEDINGS

          No legal proceedings to which we are a party were pending during the reporting period. We know of no legal proceedings of a material nature pending or threatened or judgments entered against any of our directors or officers in their capacity as such.

LEGAL MATTERS

         The law firm of David Wagner & Associates, P.C. of Greenwood Village, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering. This firm will owns 165,000 shares of our common stock.

EXPERTS

Our financial statements covering our consolidated balance sheets as of June 30, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, included in this prospectus and in the registration statement, have been audited by Ronald R. Chadwick, P.C., of Aurora, Colorado, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. Our financial statements covering our consolidated balance sheets as of June 30, 2005 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, included in this prospectus and in the registration statement, have been audited by Cordovano and Honeck, LLP, of Englewood, Colorado, independent registered public accounting firm

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the years ended June 30, 2006 and 2005.

DESCRIPTION OF PROPERTY

We occupy office space on a month-to-month lease, which began on November 1, 2003. We pay $2,000.00 a month for the office space, which we lease from Pinnacle Resources, Inc., a shareholder. We have office equipment. We have our license agreement with BCT. Otherwise, we have no other property. We believe that our facilities are in good working order and are sufficient to meet our current requirements.

FINANCIAL STATEMENTS

GREEN ENERGY HOLDING CORP.

Consolidated Financial Statements

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)

FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2006 (Unaudited),
For The Period From October 14, 2003 (Inception) Through June 30, 2006,
And For The Period From October 14, 2003 (Inception)
Through December 31, 2006 (Unaudited)

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
Financial Statements

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Balance sheets	2
Statements of operations	3
Statements of stockholders' equity	4
Statements of cash flows	5
Notes to financial statements	7

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado 80014
Phone (303)306-1967
Fax (303)306-1944
Email: rcpc35@hotmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Green Energy Holding Corp.
Englewood, Colorado

I have audited the accompanying balance sheet of Green Energy Holding Corp. as of June 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the year then ended, and for the period from October 14, 2003 (inception of the development stage) through June 30, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Energy Holding Corp. as of June 30, 2006, and the results of its operations and its cash flows for the year then ended, and for the period from October 14, 2003 (inception of the development stage) through June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                 /s/ Ronald R. Chadwick, P.C.
October 23, 2006                RONALD R. CHADWICK, P.C.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
BALANCE SHEET

		Dec. 31, 2006
	June 30, 2006	(Unaudited)
ASSETS

Current assets
Cash	$25,435	$208
Total current assets	25,435	208

Fixed assets - net	724	612

Total Assets	$26,159	$820

LIABILITIES
& STOCKHOLDERS' EQUITY

Current liabilities
Accrued payables	$7,549	$10,697
Related party payables	36,047	52,173
Notes payable - related party	13,000	13,000
Total current liabilties	56,596	75,870

Total Liabilities	56,596	75,870

Stockholders' Equity
Preferred stock, $.10 par value;
1,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $.001 par value;
50,000,000 shares authorized;
5,530,702 & 5,641,041 shares issued and
outstanding at June 30, 2006 & Dec. 30, 2006	5,531	5,641
Additional paid in capital	514,710	571,101
Deficit accumulated during the development stage	(550,678)	(651,792)

Total Stockholders' Equity	(30,437)	(75,050)

Total Liabilities and Stockholders' Equity	$26,159	$820

The accompanying notes are an integral part of the financial statements.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

					Oct. 14, 2003
				Oct. 14, 2003	(Inception of
		Six Months	Six Months	(Inception of	Dev. Stage)
	For The Year	Ended	Ended	Dev. Stage)	Through
	Ended	Dec. 31, 2005	Dec. 31, 2006	Through	Dec. 31, 2006
	June 30, 2006	(Unaudited)	(Unaudited)	June 30, 2006	(Unaudited)

Revenue	$-	$-	$-	$-	$-

Operating expenses:
Depreciation	224	112	112	396	508
Research and development				307	307
General and administrative	213,644	79,824	99,758	535,264	635,022
Write-offs	10,621	10,621		10,621	10,621
	224,489	90,557	99,870	546,588	646,458

Income (loss) from operations	(224,489)	(90,557)	(99,870)	(546,588)	(646,458)

Other income (expense):
Interest income				621	621
Interest expense	(2,788)	(1,123)	(1,244)	(4,711)	(5,955)
	(2,788)	(1,123)	(1,244)	(4,090)	(5,334)

Income (loss) before provision
for income taxes	(227,277)	(91,680)	(101,114)	(550,678)	(651,792)

Provision for income tax	-	-	-	-	-

Net income (loss)	$(227,277)	$(91,680)	$(101,114)	$(550,678)	$(651,792)

Net income (loss) per share
(Basic and fully diluted)	$(0.04)	$(0.02)	$(0.02)

Weighted average number of
common shares outstanding	5,100,309	4,635,833	5,599,704

The accompanying notes are an integral part of the financial statements.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY

				Deficit
	Common Stock			Accumulated	Stock-
		Amount	Paid In	During The	holders'
	Shares	($.001 Par)	Capital	Dev. Stage	Equity

Balances at Oct. 14, 2003 (Inception)	-	$-	$-	$-	$-

Sales of common stock - founders	3,650,000	3,650			3,650

Sales of common stock	527,700	528	249,322		249,850

Compensatory stock issuances	350,000	350			350

Gain (loss) for the period				(108,117)	(108,117)

Balances at June 30, 2004	4,527,700	$4,528	$249,322	$(108,117)	$145,733

Sales of common stock	41,300	41	25,499		25,540

Gain (loss) for the period				(215,284)	(215,284)

Balances at June 30, 2005	4,569,000	$4,569	$274,821	$(323,401)	$(44,011)

Sales of common stock	461,702	462	230,389		230,851

Option issuance			10,000		10,000

Stock issuance for asset	500,000	500	(500)		-

Gain (loss) for the year				(227,277)	(227,277)

Balances at June 30, 2006	5,530,702	$5,531	$514,710	$(550,678)	$(30,437)

Sales of common stock	86,000	86	42,914		43,000

Compensatory stock issuances	24,339	24	13,477		13,501

Gain (loss) for the year				(101,114)	(101,114)

Balances at Dec. 31, 2006 (Unaudited)	5,641,041	$5,641	$571,101	$(651,792)	$(75,050)

The accompanying notes are an integral part of the financial statements.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

					Oct. 14, 2003
				Oct. 14, 2003	(Inception of
		Six Months	Six Months	(Inception of	Dev. Stage)
	For The Year	Ended	Ended	Dev. Stage)	Through
	Ended	Dec. 31, 2005	Dec. 31, 2006	Through	Dec. 31, 2006
	June 30, 2006	(Unaudited)	(Unaudited)	June 30, 2006	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(227,277)	$(91,680)	$(101,114)	$(550,678)	$(651,792)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Depreciation	224	112	112	396	508
Accrued payables	(8,129)	4,367	3,148	48,575	51,723
Receivables				(621)	(621)
Related party payables	(4,979)	(5,713)	16,126	(4,979)	11,147
Write-offs	10,621	10,621		10,621	10,621
Compensatory stock issuances			13,501	350	13,851
Net cash provided by (used for)
operating activities	(229,540)	(82,293)	(68,227)	(496,336)	(564,563)

Cash Flows From Investing Activities:
Fixed assets				(1,120)	(1,120)
Loans				(10,000)	(10,000)
Net cash provided by (used for)
investing activities	-	-	-	(11,120)	(11,120)

(Continued On Following Page)

The accompanying notes are an integral part of the financial statements.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

(Continued From Previous Page)
					Oct. 14, 2003
				Oct. 14, 2003	(Inception of
		Six Months	Six Months	(Inception of	Dev. Stage)
	For The Year	Ended	Ended	Dev. Stage)	Through
	Ended	Dec. 31, 2005	Dec. 31, 2006	Through	Dec. 31, 2006
	June 30, 2006	(Unaudited)	(Unaudited)	June 30, 2006	(Unaudited)

Cash Flows From Financing Activities:
Notes payable related party - borrowings	20,000	20,000		60,000	60,000
Notes payable related party - payments	(8,000)			(47,000)	(47,000)
Sales of common stock	230,851	76,500	43,000	509,891	552,891
Option issuance	10,000			10,000	10,000
Net cash provided by (used for)
financing activities	252,851	96,500	43,000	532,891	575,891

Net Increase (Decrease) In Cash	23,311	14,207	(25,227)	25,435	208

Cash At The Beginning Of The Period	2,124	2,124	25,435	-	-

Cash At The End Of The Period	$25,435	$16,331	$208	$25,435	$208

Schedule Of Non-Cash Investing And Financing Activities

In 2006 the Company issued 500,000 shares of common stock for assets recorded at $0.

Supplemental Disclosure

Cash paid for interest	$1,241	$416	$724	$3,058	$3,782
Cash paid for income taxes	$-	$-	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2006 and December 31, 2006 (Unaudited),
For The Period From October 14, 2003 (Inception) Through June 30, 2006,
And For The Period From October 14, 2003 (Inception)
Through December 31, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Green Energy Holding Corp. (the “Company”), was incorporated in the State of Nevada on November 30, 2006 as a successor corporation to Green Energy Corp. which was incorporated in the State of Colorado on October 14, 2003. Green Energy Corp. merged into Green Energy Holding Corp. on December 18, 2006. The Company was formed to capitalize on marketing a specific gasification technology for commercial applications to produce fuels and chemicals. The technology is intended to include the ability to produce a consistent, high quality synthesis gas ("syngas") product that can be used for energy production or as a building block for other chemical manufacturing processes. The principal activities of the Company will be to develop, own, and operate projects based on this specific gasification technology under a license. The Company may sell equipment and services based on this technology to third parties who would build their own facilities. The Company's proposed activities will also include acting as a consultant and advisor for land acquisition and facility construction. In addition, the Company intends to provide construction management expertise in exchange for construction and management fees and a share of the net cash flow of the property. The Company plans to develop its projects with construction and permanent financing to be obtained through the efforts of its management and affiliates.

Development stage company

The Company is currently in the development stage and has no significant operations to date.

Fiscal year

The Company employs a fiscal year ending June 30.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

GREEN ENERGY HOLDING CORP.
NOTES TO FINANCIAL STATEMENTS
(A Development Stage Company)
June 30, 2006 and December 31, 2006 (Unaudited),
For The Period From October 14, 2003 (Inception) Through June 30, 2006,
And For The Period From October 14, 2003 (Inception)
Through December 31, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Financial instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheet, approximates fair value.

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over each item's estimated useful life. The Company's fixed assets at June 30, 2006 and December 31, 2006 consist of office equipment recorded at cost of $1,120 with offsetting accumulated depreciation at June 30, 2006 and December 31, 2006 of $396 and $508. Depreciation expense at June 30, 2006 and December 31, 2006 was $224 and $112.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2006 and December 31, 2006 (Unaudited),
For The Period From October 14, 2003 (Inception) Through June 30, 2006,
And For The Period From October 14, 2003 (Inception)
Through December 31, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs (An Amendment of ARB No. 43, Chapter 4)”. SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151 which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions (An Amendment of FASB Statements No. 66 and 67)”. SFAS 152 amends FASB 66 and 67 to reference the accounting and reporting guidance for real estate time-sharing transactions provided for in AICPA Statement of Position 04-2. The Company has adopted the provisions of SFAS No. 152 which are effective for financial statements for fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets (An Amendment of APB No. 29)”. SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for nonmonetary exchanges of similar productive assets, and replaces that exception with a general exception for nonmonetary assets that do not have commercial substance. The Company has adopted the provisions of SFAS No. 153 which are effective in general for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In March 2005, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2006 and December 31, 2006 (Unaudited),
For The Period From October 14, 2003 (Inception) Through June 30, 2006,
And For The Period From October 14, 2003 (Inception)
Through December 31, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Company has adopted the provisions of SFAS No. 154, which are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. The Company has adopted the provisions of SFAS No. 155, which are effective in general for financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In March 2006, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity's fiscal year beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. RELATED PARTY TRANSACTIONS

As of June 30, 2006 and December 31, 2006 the Company owed a related party shareholder $36,047 and $52,173 under non-interest bearing, due on demand advances extended to finance operations of the Company. At June 30, 2006 and December 31, 2006 the Company also has two notes payable outstanding to the shareholder, unsecured, currently due, bearing interest at 8% per annum, totaling $13,000 at June 30, 2006 and December 31, 2006. Interest expense under the notes at June 30, 2006 and December 31, 2006 was $1,547 and $520.

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2006 and December 31, 2006 (Unaudited),
For The Period From October 14, 2003 (Inception) Through June 30, 2006,
And For The Period From October 14, 2003 (Inception)
Through December 31, 2006 (Unaudited)

NOTE 2. RELATED PARTY TRANSACTIONS (Continued):

The Company leases office space from the same shareholder under a month-to-month agreement at the rate of $2,000 per month. Rent expense at June 30, 2006 and December 31, 2006 was $19,955 (after various rebates) and $12,000.

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to SFAS 109.

At June 30, 2006 the Company had approximately $546,000 in unused federal net operating loss carryforwards, which begin to expire principally in the year 2024. A deferred tax asset of approximately $109,000 resulting from the loss carryforward has been offset by a 100% valuation allowance. The change in the valuation allowance in 2006 was approximately $46,000.

NOTE 4. STOCKHOLDERS' EQUITY

Common stock

The Company at June 30, 2006 and December 31, 2006 had 50,000,000 shares of authorized common stock, $.001 par value, with 5,530,702 and 5,641,040 common shares issued and outstanding.

Preferred stock

The Company at June 30, 2006 and December 31, 2006 had 1,000,000 shares of authorized preferred stock, to have such preferences as the Board of Directors may set from time to time, $.10 par value, with no shares issued and outstanding.

Stock options

At June 30, 2006 and December 31, 2006 the Company had stock options outstanding as described below.

Non-employee stock options

GREEN ENERGY HOLDING CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2006 and December 31, 2006 (Unaudited),
For The Period From October 14, 2003 (Inception) Through June 30, 2006,
And For The Period From October 14, 2003 (Inception)
Through December 31, 2006 (Unaudited)

NOTE 4. STOCKHOLDERS' EQUITY (Continued):

The Company accounts for non-employee stock options under SFAS 123(r), whereby option costs are recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

At the beginning of fiscal year 2006, the Company had no non-employee stock options outstanding. During 2006 the Company granted 100,000 options, no options were exercised, and no options expired, leaving a June 30, 2006 and December 31, 2006 outstanding balance of 100,000 non-employee stock options.

As noted above, the Company in 2006 granted 100,000 stock options, allowing the holder to purchase one share of common stock per option, exercisable immediately at $1.25 per share with the option term expiring in March 2011, to an individual for $10,000 in cash.

NOTE 5. COMMITMENTS

The Company entered into a technology license agreement with an unrelated corporation in 2003. Under the terms of the agreement, the Company shall pay the licensor a fee of $10,000 per sublicense granted in a third party agreement and a royalty of 2.75% on gross revenues derived by either licensee or any sublicense from the sale or operation of licensed products.

NOTE 6. GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 7. SUBSEQUENT EVENTS

In January 2007 the Company cancelled the 100,000 outstanding common stock options in consideration of its issuing a $15,000 promissory note to the original option holder.

GREEN ENERGY CORP.

(A Development Stage Company)

Financial Statements

June 30, 2005

(With Report of Independent Auditors Thereon)

Green Energy Corp.
(A Development Stage Company)
Index to Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet at June 30, 2005	F-3

Statement of Operations for the year ended June 30, 2005 and the period from
October 14, 2003 (Inception) to June 30, 2004 and the period from
October 14, 2003 (Inception) to June 30, 2005	F-4

Statement of Changes in Shareholders' Deficit for the period from
October 14, 2003 (Inception) to June 30, 2005	F-5

Statement of Cash Flows for the year ended June 30, 2005 and the period from
October 14, 2003 (Inception) to June 30, 2004 and the period from
October 14, 2003 (Inception) to June 30, 2005	F-6

Notes to Financial Statements	F-7

F-1     2005

Cordovano and Honeck LLP                    Certified Public Accountants
            201 Steele Street
            Suite 300
            Denver, Colorado 80206
            (303) 329-0220 Phone
                  (303) 316-7493 Fax

Report of Independent Registered Public Accounting firm

To The Board of Directors
Green Energy Corp.:

We have audited the accompanying balance sheet of Green Energy Corp. (a development stage company) as of June 30, 2005, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended June 30, 2005, the period from October 14, 2003 (inception) to June 30, 2004 and the period from October 14, 2003 (inception) to June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Energy Corp. as of June 30, 2005, and the results of its operations and its cash flows for the year ended June 30, 2005, the period from October 14, 2003 (inception) to June 30, 2004 and the period from October 14, 2003 (inception) to June 30, 2005 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company with no revenues at June 30, 2005 and operating losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. The ultimate outcome of this uncertainty cannot presently be determined. Accordingly, the accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Denver, Colorado
October 5, 2005

F-2     2005

Green Energy Corp.
(A Development Stage Company)
Balance Sheet
June 30, 2005

Assets

Cash and cash equivalents	$2,124
Receivables:
Note receivable (Note 4)	10,000
Accrued interest receivable	621
Property and equipment, net	948
Total assets	$13,693

Liabilities and Shareholders’ Deficit

Liabilities:
Accounts payable	$678
Accounts payable, related party (Note 2)	6,420
Accrued expenses	15,000
Due to related party (Note 2)	34,500
Note payable, related party (Note 2)	1,000
Accrued interest, related party (Note 2)	106
Total liabilities	57,704

Commitment (Note 7)	—

Shareholders’ deficit (Note 5):
Preferred stock, $.10 par value. Authorized 1,000,000 shares,
issued and outstanding -0- shares	—
Common stock, $.001 par value. Authorized 50,000,000 shares,
issued and outstanding 4,569,000 shares	4,569
Additional paid-in capital	274,821
Deficit accumulated during the development stage	(323,401)

Total shareholders' deficit	(44,011)

$13,693

See accompanying notes to financial statements

F-3     2005

Green Energy Corp.
(A Development Stage Company)
Statements of Operations

		October 14,	October 14,
		2003	2003
	Year	(Inception)	(Inception)
	Ended	Through	Through
	June 30,	June 30,	June 30,
	2005	2004	2005
Costs and expenses:
Personnel cost	$124,932	$49,500	$174,432
Legal fees	350	30,175	30,525
Rent expense, related party (Note 2)	24,000	16,171	40,171
Research and development	307	—	307
Other expense	46,159	10,505	56,664
Other expense, related party (Note 2)	20,000	—	20,000

Loss before interest and income taxes	(215,748)	(106,351)	(322,099)

Interest income (expense):
Interest income	600	21	621
Interest expense	(136)	(1,787)	(1,923)

Loss before
income taxes	(215,284)	(108,117)	(323,401)

Income tax provision (Note 6)	—	—	—

Net loss	$(215,284)	$(108,117)	$(323,401)

See accompanying notes to financial statements

F-4     2005

Green Energy Corp.
(A Development Stage Company)
Statement of Changes in Shareholders' Deficit
For the Period October 14, 2003 (Inception) to June 30, 2005

						Deficit
						accumulated
					Additional	during
	Preferred Stock		Common Stock		paid-in	development
	Shares	Par Value	Shares	Par Value	capital	stage	Total
Balance at
October 14, 2003,
Inception date	—	$—	—	$—	$—	$—	$—
November 2003, sale of common
stock to founders for cash (Note 5)	—	—	3,650,000	3,650	—	—	3,650
November 2003, issuance of
common stock for services (Note 5)	—	—	350,000	350	—	—	350
June 2004, sale of common stock
pursuant to private offering, net of
offering costs of $14,000 (Note 5)	—	—	527,700	528	249,322	—	249,850
Net loss	—	—	—	—	—	(108,117)	(108,117)

Balance at
June 30, 2004	—	—	4,527,700	4,528	249,322	(108,117)	145,733
March - June 2005, sale of common
stock (Note 5)	—	—	41,300	41	25,499	—	25,540
Net loss	—	—	—	—	—	(215,284)	(215,284)
Balance at
June 30, 2005	—	$—	4,569,000	$4,569	$274,821	$(323,401)	$(44,011)

See accompanying notes to financial statements

F-5     2005

Green Energy Corp.
(A Development Stage Company)
Statements of Cash Flows

		October 14,	October 14,
		2003	2003
	Year	(Inception)	(Inception)
	Ended	Through	Through
	June 30,	June 30,	June 30,
	2005	2004	2005
Cash flows from operating activities:
Net loss	$(215,284)	$(108,117)	$(323,401)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	172	—	172
Common stock issued for services (Note 5)	—	350	350
Changes in operating assets and liabilities,
excluding effects of business combinations:
Receivables	(600)	(21)	(621)
Accounts payable and accrued expenses	1,684	55,020	56,704
Net cash used in
operating activities	(214,028)	(52,768)	(266,796)

Cash flows from investing activities:
Capital acquisitions	(1,120)	—	(1,120)
Loan made	—	(10,000)	(10,000)
Net cash used in
investing activities	(1,120)	(10,000)	(11,120)

Cash flows from financing activities:
Proceeds from lines of credit, notes payable and
and current portion of long-term debt	—	40,000	40,000
Payments to lines of credit, notes payable and
and current portion of long-term debt	(14,000)	(25,000)	(39,000)
Proceeds from issuance of common
stock, net of offering costs	25,540	253,500	279,040
Net cash provided by
financing activities	11,540	268,500	280,040

Net change in cash and
cash equivalents	(203,608)	205,732	2,124

Cash and cash equivalents:
Beginning of period	205,732	—	—

End of period	$2,124	$205,732	$2,124

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$550	$1,267	$1,817
Income taxes	$—	$—	$—

See accompanying notes to financial statements

F-6     2005

Green Energy Corp.
(A Development Stage Company)
Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Organization and Basis of Presentation

Green Energy Corp. was incorporated on October 14, 2003 to capitalize on marketing a specific gasification technology for commercial applications to produce fuels and chemicals. The technology will include the ability to produce a consistent, high-quality synthesis gas (“syngas”) product that can be use for energy production or as a building block for other chemical manufacturing processes. The principal activities of the Company will be to develop, own, and operate projects based on this specific gasification technology under a license. The Company may sell equipment and services based on this technology to third parties who would build their own facilities. The Company’s proposed activities will also include acting as a consultant and advisor for land acquisition and facility construction.

In addition, the Company would provide construction management expertise in exchange for construction and management fees and a share of the net cash flow of the property. The Company plans to develop its projects with construction and permanent financing to be obtained through the efforts of its management and affiliates.

Inherent in the Company’s business are various risks and uncertainties, including its limited operating history. The alternative fuels industry, in which the Company plans to operate, is very dynamic and subject to sudden changes. Almost all of the companies in this industry have greater resources and expertise than the Company. The principal effort of the Company at this point will be to develop a base of customers and projects. No single company currently dominates any portion of the alternative fuels market.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is a development stage company with no revenue at June 30, 2005, and has incurred a loss from operations of $323,401 for the period from October 14, 2003 (inception) through June 30, 2005. This factor among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at June 30, 2005.

Allowance for Note Receivable Losses

The allowance for note receivable losses is increased by provisions charged to operating expense and reduced by net charge-offs. The Company makes regular credit reviews of its note receivable (See Note 4) and considers the value of collateral and other factors in determining the adequacy of the allowance. The allowance as of June 30, 2005 is $-0-.

F-7     2005

Green Energy Corp.
(A Development Stage Company)
Notes to Financial Statements

Equipment and depreciation

Equipment is recorded at cost. Expenditures that extend the useful lives of assets are capitalized. Repairs, maintenance and renewals that do not extend the useful lives of the assets are expensed as incurred. Depreciation is provided on the straight-line method over the following estimated useful lives: building, 39 years; furniture, 7 years; equipment, 5 years. Depreciation expense was $172, and $-0-, respectively, for the year ended June 30, 2005 and the period from October 14, 2003 (inception) through June 30, 2004.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance for net deferred taxes is provided unless realizability is judged by management to be more likely than not. The effect on deferred taxes from a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-based Compensation

The Company accounts for stock-based compensation arrangements in accordance with Statement of financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB”) Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2) Related Party Transactions

Rental Agreement with Shareholder
The Company rents office space from a shareholder under a written agreement, which commenced November 1, 2003. Rent expense under the agreement totaled $24,000 for the year ended June 30, 2005 and
$16,171 for the period ended June 30, 2004. Accounts payable to the shareholder is 6,420 as of June 30, 2005.

Consulting Payments to Shareholder
During the year ended June 30, 2005 and the period from October 14, 2004 (inception) through June 30, 2004, we paid a shareholder $20,000 and $-0-, respectively for services rendered.

Reimbursement of Payroll Costs Paid by Shareholder
A shareholder paid certain payroll costs on behalf of the Company. As of June 30, 2005, the Company is indebted to the shareholder in the total amount of $34,500.

F-8      2005

Green Energy Corp.
(A Development Stage Company)
Notes to Financial Statements

Notes Payable to Shareholder
Prior to closing the private offering discussed in Note 5, the Company borrowed a total of $40,000 for working capital from a shareholder pursuant to the terms of certain promissory notes payable. The Company repaid $25,000 plus interest of $1,267 as of June 30, 2004. The Company repaid $15,000 in principal and borrowed an additional $1,000 during the fiscal year ended June 30, 2005.

Note payable, related party at June 30, 2005, consisted of an unsecured note payable to a shareholder, totalling $1,000 with interest at 8 percent are due and payable May 11, 2006. Accrued interest as of June 30, 2005 totalled $106.

(3) Financial Instruments and Concentration of Credit Risk
Financial instruments that subject the Company to credit risk consist principally of cash, note receivable and note payable. The Company manages its credit risk by the security of collateral. The Company maintains no allowances for potential losses on uncollectible notes receivable as it considers all notes receivable to be fully collectible. For the year ended June 30, 2004, the Company experienced no losses on uncollectible notes receivable.

The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions, which may at times, exceed the amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation (FDIC). The loss that would have resulted from that risk totaled $-0- at June 30, 2005, for the excess of the deposit liabilities reported by the financial institution over the amount that would have been covered by federal insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

(4) Note Receivable

The Company has a $10,000 promissory note receivable from an unrelated third party at June 30, 2005. The promissory note is collateralized by certain equipment. The note, which originally matured on December 31, 2004, has been extended. Principal and interest of 6% per annum is now due on December 31, 2005. Accrued interest as of June 30, 2005 was $621.

(5) Shareholders’ Deficit

Private Offering

The Company offered shares of its $.001 par value common stock in fiscal year 2005 and 2004. The shares were not registered pursuant to the Securities Act of 1933 (the “Act”), as amended. These shares were offered pursuant to an exemption from registration requirements of the Act. However, the shares were registered under the Colorado Securities Code and sold exclusively in this state. The securities were offered and sold by officers and directors of the Company, who were not paid any commission or compensation for offering or selling the securities.

The Company sold 3,650,000 shares to Founders for $3,650 during the period from October 14, 2003 (inception) through June 30, 2004.

The Company also sold 527,700 shares to investors for $249,850, net of offering costs of $14,000, during the period from October 14, 2003 (inception) through June 30, 2004.

In addition, the Company also sold 41,300 shares to investors for $25,540 during the year ended June 30, 2005.

F-9      2005

Green Energy Corp.
(A Development Stage Company)
Notes to Financial Statements

Shares of Common Stock Issued for Consulting Services
In November 2003, the Company issued 175,000 shares of its $.001 par value common stock to its attorney for legal services and 175,000 shares to a consultant for services performed. The shares were valued by the Board of Directors at $.001 per share based upon contemporaneous sales of stock for cash. Because the shares of common stock were not registered, the stock certificates bear certain legends regarding transferability. The Company has recorded compensation expense in the amount of $350 for the period ended June 30, 2004.

(6) Income Taxes

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the year ended June 30, 2005 and the period from October 14, 2003, (inception) through June 30, 2004:

	2005	2004
U.S. statutory federal rate	24.62%	24.62%
State income tax rate	3.49%	3.49%
Offering costs	3.64%	3.64%
Net operating loss for which no tax
benefit is currently available	-31.75%	-31.75%
	0.00%	0.00%

At June 30, 2005, the Company had a net operating loss carryforward for federal income tax purposes of approximately $323,295, which was fully allowed for in the valuation allowance of $323,295. The valuation allowance offset the net deferred tax asset for which there is no assurance of recovery.

At June 30, 2004, the Company had a net operating loss carryforward for federal income tax purposes of approximately $122,117, which was fully allowed for in the valuation allowance of $122,117. The valuation allowance offset the net deferred tax asset for which there is no assurance of recovery.

Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in the accompanying financial statements. The net operating loss carryforwards will expire beginning in 2024.

(7) Commitment

The Company entered into a technology license agreement with an unrelated third-party on November 12, 2003. Under the terms of the agreement, the Company will pay the licensor a fee of $10,000 per sublicense granted in a third party agreement and a royalty of 2.75% on gross revenues derived by either licensee or any sublicense from the sale of licensed products or the operations of licensed products.

F-10      2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$100
Trustee and Transfer Agent Fees	1,000
Legal Fees and Expenses	50,000.00
Printing and Engraving Expenses	2,000
Blue Sky Fees	1,000
Accounting Fees and Expenses	5,000
Miscellaneous	900
Total	$60,000

We will bear all fees and expenses incurred in connection with the registration of shares of our common stock in connection with this offering. The selling stockholders will bear all selling and other expenses that they incur in connection with their sale of shares of common stock pursuant to the prospectus which is part of this registration statement.

Item 26. Recent Sales of Unregistered Securities.

Issuance of Equity Securities to Investors.

2006

Private placement investors - 2006

Name	Number of Shares
CHRISSINGER CRAIG	4,000.00
DALY SANDA KAY	6,000.00
EVERS MARTHA	2,000.00
FRIIS PAUL K & BARBARA	20,000.00
GOLDMAN CATHERI	6,000.00
GONZALEZ PEDRO M	2,000.00
HARRISON RUTH	10,000.00
HEASTON RODNEY A &	10,000.00
HOUSEHOLDER STEPHEN	20,000.00
KIMBALL KIRK M	2,000.00
MAFFEI JOSEPH	2,000.00
MASLAK	10,000.00
MEEK DONALD	12,000.00
MEEK R C	4,000.00
PETERSON ROBERT B	2,000.00
RUDY WAYNE	2,000.00
SABO JAMES A	4,000.00
SABO JAMES A	6,000.00
SABO ARTHUR	2,000.00
SCHILTHUIS LUCILL	10,000.00
SHACKLE BRUCE L	2,000.00
THOMPSON ELLA J	4,000.00
TURNER LENORA C	4,000.00
VANDENBERG, TED W	3,000.00
VANDENBERG TED W	3,000.00

VANDENBERG LEE & C	20,000.00
VANDENBERG DAN	2,000.00
WILCOX TRAVIS	10,000.00
KUCERA JOHN D	30,000.00
MARTINEZ NEA C	2,000.00
SUMP BRIAN M	2,000.00
TURNER ROBERT	2,002.00
VANDEN BERG GEORG	4,000.00
VANDEN BERG G A	4,000.00
BOLTON ROBERT A	20,000.00
BOLTON RA & GINA	20,000.00
DWYER STEPHEN &	20,000.00
FARRELL LISA A	6,000.00
FENNER TERRY L	20,000.00
FUNCK DORIS C	2,000.00
HERROD THOMAS J	7,000.00
HUGHES JERALD E	2,000.00
JANSING PB & CE	3,500.00
JONES JUDITH E	10,000.00
JONES MARK C	6,000.00
MENKEN HANSI	50,000.00
NIELSEN BARBARA A	2,000.00
NIELSEN OB & VALERIE N	2,000.00
NIELSEN ODIN N & GINA	10,000.00
STEGINK CAROL	22,000.00
STURM JERRY G	4,000.00
VANDEN BERG GEORG	10,000.00
BOLTON ROBERT A	10,000.00
YBARRA STEPHANIE	2,200.00
BALZARINI THOMAS	2,000.00
BOLTON ROBERT A	30,000.00
FENNER TERRY L	10,000.00
JONES JUDITH E	40,000.00
LAWSON DAWN M	2,000.00
GREER DUANE L	1,000.00
HAASE SCOTT	1,245.00
HOUSEHOLDER MICHELLE	850
MEEK DONALD	1,100.00
MURPHY ROBB C	1,000.00
PETERSON DONALD G	8,543.00
ROBBINS FRANK	2,000.00
VANDENBERG BUD	1,000.00
VANDENBERG LES	6,600.00
VANDENBERG TED	1,600.00
VANDENBERG SCOTT	400

2005

 Private placement investors - 2005

Name	Number of Shares
FELD JEFFREY S & JOLE	1,250.00
FELD JERRY L	1,250.00
FENNER TERRY L	2,000.00
HAASE SCOTT G	2,000.00
JANSING CAROLYN	1,250.00
JONES JUDITH E	12,000.00
JONES MARK C	1,250.00
KNIGHT ERIK & SHANNON	300
MALHOTRA DEEPAK	1,000.00
MALHOTRA DEEPAK &	1,000.00
MYERS DAVID A	5,000.00
PATTERSON WILLIAM J	4,000.00
PATTERSON WILLIAM C	3,000.00
STEGINK CAROL	5,000.00
STURM JERRY G	2,000.00
MOOREHOUSE NAAMA	4,000.00

The securities were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 504 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by the purchasers in connection with the transactions. The purchase price paid by the purchasers’ consideration for the common stock was determined through arm's-length negotiations between the parties. All purchases of restricted shares in 2006 and 2005 were at a price of $0.50 per share.

2004

Private placement investors - 2004

On November 20, 2003, the Company filed with the Colorado Division of Securities (the "Division"), Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of up to 1,800,000 Common Shares of the Company. The Registration was declared effective by the Division on January 21, 2004. The offering was closed on June 29, 2004. The Company raised $263,850 and sold a total of 527,700 shares in the offering.  The Company relied on Rule 504 of Regulation D for its federal exemption.

Name	Number of Shares
David L Anderson	4,000
Ben S Aragon	3,200
Robert L Aragon	2,000
Robert J & Pat Backowies	100,000
Jodi & Michael Bailey	4,000
Bargan L Barclay	2,000
Phillip G Barclay	4,000
Michelle C Bilbrey	11,000
Edward E Bolle	2,000
G H Bryant	2,000
R Anthony Burns	2,000
Peter G Burns	3,200
John Paul Buttermore	2,000
Randal D & Gretchen M Carpenter	2,000
Nathan P & Stephanie G Crandall	1,000
Walter K Duke	2,000
Larry Duncan	20,000
Robert L Duprey	2,000
Audrey E Eloe	4,000
David & Katie R Eloe	8,000
David Dean & Patricia J Eloe	20,000
Jerry Feld	2,000
Eric & Dianna Filter	1,000
Karen B Forey	3,000
Aaron S & Kimberly A Fort	500
FSI Development Inc.	4,000
James Gregory	200
James W Grimm III	1,400
Jack J Grynberg	20,000
Stephen C Hartman	5,000
Justin T Henderson	4,000
John W Hercher	2,000
David & Renee Hornbecker	2,000
James B Huston	20,000
Laurie L Huston Travis & Donald A Duran JTWRS	10,000
Joseph L Hyland	2,000
Kimberli Renee Cooper Hyland	2,000
Terryl K Jensen	2,000
Judith E Jones	2,000
Ronald S Kaker II	2,000
Charles H Keith	2,000
Charles R Keith	1,000
Hollis and/or Wanda Keith	20,000
Jared Keith	1,000
Kobey Development Inc.	2,000
Robert E Labarge	6,000
Larry A Carrell & Co.	10,000
Dawn M Lawson & Don H Anderson	1,000

Name	Number of Shares
Walter P & Marilyn S Laser	5,000
Robert C Loewen	5,000
Lori D Loveland	2,000
Marcie & Danny Ly	1,600
Thomas O & Kathryn L Markham	5,000
Daniel J McNellis	2,000
Heather E Miller	3,000
Ryan M Miller	1,000
Christina G Muruta	3,000
David A Myers	6,000
Newbanks Farms	2,000
Kimberly Novak	2,000
Charles M Oberholtzer	4,000
Anthony M & Debra A Pagliasotti	7,000
Anthony M Pagliasotti Jr.	1,000
William C Patterson	10,000
Allen Pearcy	4,000
Howard N Pettit	4,000
Gary L & Mary V Phillips	500
Robert J & Deborah A Pretz	600
Pride West Inc.	2,000
G Darrell Pridemore	2,000
Anthony A Santos	20,000
SBM Inestments	2,000
Roy O Seales	2,000
Melinda B Serota	2,000
David Shander	6,000
Larry Stair Sr & Jr	26,000
Vit Steiger	3,000
Robert L Stevens	4,000
Jerry & Deborah Sturm	5,000
Dirk Van Westreenen	4,000
Marie E Vasquez	500
Kuntal N Vora	1,000
Rahool N Vora	1,000
John F Walker	10,000
Mickey & Rosemarie Wilkinson	20,000
Ronald M Wolford & Laurie Landis-Wolford	10,000
World Solutions LLC	10,000

  Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

3.1 *	Articles of Incorporation
3.2 *	Bylaws
5.1 *	Opinion re: Legality
21 *	List of Subsidiaries
23.1 *	Consent of Independent Auditors
23.2 *	Consent of Independent Auditors
23.3 *	Consent of Counsel (See Exhibit 5.1)
_______________

*Previously filed.

Item 28. Undertakings.

(a) The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which it offers and sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Englewood, State of Colorado, on April 6, 2007.

GREEN ENERGY HOLDING CORP.

Date: April 6, 2007	By:	/s/ Dennis C. Murphy
Dennis C. Murphy,
Chief Executive Officer and President (principal executive officer)

Date: April 6, 2007	By:	/s/ Robert A. Hildebrand
Robert A. Hildebrand,
Chief Financial Officer (principal financial and accounting officer)